Exhibit 99.1

Hercules Capital Announces the Appointment of Wade Loo to Its Board of Directors

PALO ALTO, Calif., June 25, 2021 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced that effective July 1, 2021, Wade Loo was appointed to the Hercules board of directors. Mr. Loo brings over 40 years of business experience in all aspects of financial reporting serving public companies – from emerging startups going public to large-cap multinationals.

Mr. Loo will serve on the Audit Committee.

“Wade provides relevant financial business expertise that complements our leading venture lending franchise and further strengthens our highly diversified board,” said Scott Bluestein, chief executive officer and chief investment officer of Hercules. “With Wade’s appointment, we add a wealth of financial business and corporate development experience and look forward to his contribution as we continue to expand our business platform.”

Mr. Loo is a retired audit partner of KPMG. He has more than 40 years of business experience in finance, audit and strategy, business transformation and corporate development, both domestically and internationally. His clients ranged from financial services companies to energy companies to technology companies in both hardware and software.

Mr. Loo currently serves as the Chair of the Board and past Audit Committee Chair for the Silicon Valley Community Foundation Company. He also has served as Chair of the Board at JobTrain, a non-profit providing professional services and education in the Silicon Valley, and Audit Committee Chair at both Guidance Software and Kofax.

Mr. Loo received his Bachelor of Science in Accounting from the University of Denver, Daniels College of Business.

Boardspan Inc. advised Hercules Capital in his appointment.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $11.6 billion to over 530 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under ticker symbol HTGC. In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com